SCHEDULE 14A
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No. 1)


Filed by the Registrant                    [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-12

                           Forest Laboratories, Inc.
                (Name of Registrant as Specified In Its Charter)

                                 Carl C. Icahn
                            Dr. Alexander J. Denner
                              Dr. Richard Mulligan
                          Professor Lucian A. Bebchuk
                                Dr. Eric J. Ende
                                   Mayu Sris
                               Icahn Partners LP
                         Icahn Partners Master Fund LP
                       Icahn Partners Master Fund II L.P.
                      Icahn Partners Master Fund III L.P.
                         High River Limited Partnership
                             Hopper Investments LLC
                                 Barberry Corp.
                                Icahn Onshore LP
                               Icahn Offshore LP
                               Icahn Capital L.P.
                                   IPH GP LLC
                        Icahn Enterprises Holdings L.P.
                          Icahn Enterprises G.P. Inc.
                                 Beckton Corp.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ON JULY 19, 2011, THE PARTICIPANTS (AS DEFINED BELOW) FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, DR. ALEXANDER J. DENNER, DR. RICHARD MULLIGAN, PROFESSOR LUCIAN A. BEBCHUK, DR. ERIC J. ENDE, MAYU SRIS, ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II L.P., ICAHN PARTNERS MASTER FUND III L.P., HIGH RIVER LIMITED PARTNERSHIP, HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., IPH GP LLC, ICAHN CAPITAL L.P., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, AND BECKTON CORP. (COLLECTIVELY, THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF FOREST LABORATORIES, INC. FOR USE AT ITS 2011 ANNUAL MEETING OF STOCKHOLDERS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF FOREST LABORATORIES, INC. FROM THE PARTICIPANTS AT NO CHARGE AND IS ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING D.F. KING & CO., INC. BY TELEPHONE AT THE FOLLOWING NUMBERS: STOCKHOLDERS CALL TOLLFREE: (800) 697-6975 AND BANKS AND BROKERAGE FIRMS CALL: (212) 269-5550.

The consents of the applicable law firms have been obtained to file their respective opinion letters as proxy soliciting material. There have been no findings of fact or law made by a court of competition jurisdiction on any of the issues addressed in the opinion letters as they apply to Forest Labs or the Participants.

                                  [LETTERHEAD]
                                 ASHBY & GEDDES
                        ATTORNEYS AND COUNSELLORS AT LAW
                              500 DELAWARE AVENUE
                                 P.O. BOX 1150
                           WILMINGTON, DELAWARE 19899

                                 August 7, 2011

Icahn Capital L.P.
767 Fifth Avenue
47th Floor
New York, NY 10153

   Re: Corporate Governance Standards for Dealing with Potential Conflicts of
       Interest

Gentlemen:

     You have asked us whether the potential "conflicts of interest" outlined by the management of Forest Laboratories, Inc. ("Forest" or the "Company"), in its proxy solicitation material raises issues of director qualification for board service that are inconsistent with Delaware corporation and fiduciary duty law. It is our belief that, to the extent these potential conflicts of interest actually exist, they are routine matters with which corporate boards of directors normally deal and pose no significant issues.

     Specifically at issue is proxy solicitation material issued by Forest that contends that Dr. Alexander J. Denner and Dr. Richard Mulligan, two of the nominees of the Icahn Parties for seats on Forest's board of directors, should not be elected to Forest's board because their service on the boards of Biogen Idec and Amylin means that they are or could be "conflicted and should not be on [the] Board." According to Forest, while it, Biogen Idec and Amylin do not currently compete with Forest, "business development, product acquisition and licensing are the life blood of our Company" and since these are also important to Biogen Idec and Amylin, and since all three are or might become involved in

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August 7, 2011
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"therapeutic areas," that means that Biogen Idec and Amylin "will likely compete with Forest for the same product opportunities in the market."

     We initially note that the logic of that assertion is not evident from the facts presented. If there is really a likelihood of material competition, it might normally be expected that some evidence of that would already be present and Forest's proxy solicitation materials gives no hint that any such competition has taken place to date. Nevertheless, you have asked us to assume for argument sake that some form of competitive overlap might take place at some point in the future and consider whether such possible overlap could be accommodated by normal board procedures.

     To this end, it is useful to briefly discuss Delaware law regarding directors and their potential disqualification in conflict of interest situations. Delaware law specifically contemplates that directors might serve on the boards of two entities that actually compete with each other. See Bragger v. Budacz, 1994 WL 698609, at *4-5 ( Del. Ch. Dec. 7, 1994) (noting that "directors are presumed to act in good faith and in the best interests of the corporation," and hence, "interlocking boards do not constitute a violation of [Delaware law]"). The Delaware General Corporation Law (the "DGCL"), does not require directors to ever recuse themselves from discussion or voting, but both it and Delaware case law deal with cases of conflicted directors and provide "safe harbors" from legal complications from such conflicts. See 8 Del. C. 144; see also Benihana of Toykyo, Inc. v. Benihana, Inc., 906 A.2d 114, 120 (Del. 2006) (noting that under the "safe harbor" provisions of 144, a conflict transaction approved by the disinterested directors will be reviewed under the business judgment standard of review); In re Digex, Inc. Shareholders Litig., 789 A.2d 1176, 1206 (Del. Ch. 2000) (noting the preference that conflicted directors

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abstain from any participation in the discussion or voting in respect to conflict transactions).

     Conflicts of interest can raise a problem because directors have a duty of loyalty towards the corporation and its stockholders. That duty generally requires them to put the interests of that corporation and its stockholders above all others. See, e.g. Broz v. Cellular Information Sys., Inc., 673 A.2d 148, 153 (Del. 1996) (noting that a "corporate fiduciary agrees to place the interests of the corporation before his or her own"). That means that directors who are also directors of a different corporation might in certain instances of board decision making owe conflicting duties to both corporations if those corporations, for example, go into competition with each other. See, e.g. Bragger, 1994 WL 698609, at *4-7 (recognizing that service by a director on boards of two competing companies is a matter of choice for the stockholders and that such service could place the director in a "delicate position"). See also, Broz, 673 A.2d 148 (for an example of where a director sitting on the boards of competing companies successfully navigated such a "delicate position" with regard to a potential corporate opportunity of both companies); In re Digex, 789 A.2d at 1206 (noting that "individuals who act in a dual capacity as directors of two corporations owe the same duty of good management to both corporations, and in the absence of an independent negotiating structure, or the directors' total abstention from any participation in the matter, this duty is to be exercised in light of what is best for both companies").

     Such potential conflicts of interest are by no means rare, though, and seem to be especially frequent among technology and biotech companies. Each of those fields tends to be intensely technical by nature, and corporations involved in

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those areas often find that it is useful to have a board of directors with significant experience in those areas, which means that at least minor conflicts of interest often arise. In addition, these firms are frequently funded by venture capital; the venture capital firms invariably put their own directors on the boards; and those directors or their firms often have direct and material conflicts of interest because they usually fund/control potentially competitive corporations as well.

     Given the ubiquity of such conflicts, as well as similar situations in which directors or senior management might have conflicting interests, a general set of "best practices" has evolved for dealing with them. The first, and perhaps most important measure is that the existence of the potential conflict needs to be disclosed by the director to the board. Here, of course, that has already been done. Second, the directors should determine, on a case by case basis, whether they should wall themselves off from conflicted directors when making a decision with respect to a conflicted transaction. For example, if Forest and Biogen Idec both bid for licensing rights for a drug and a person who is a director of both corporations is aware of the situation (which, of course, would normally only be the case for substantial acquisitions), he should not be involved in the situation, and should not participate in any discussion or vote held by either corporation. In addition, he would be under a duty to not disclose either side's information to the other side.

     As mentioned above, this is a very common situation and corporate boards routinely deal with various conflict situations by walling off the conflicted party and corporate lawyers routinely suggest that their clients create various types of special committees of the board to deal with a conflict.

     An excellent example of a situation in which best corporate practices could have been followed, but were not, came at Forest's own April 5, 2011 board

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meeting. The purpose of that meeting was to decide whether the corporation would support Mr. Solomon, the Company's CEO, in his battle against the Office of Inspector General of the Department of Health and Human Services ("HHS-OIG"). Mr. Solomon, of course, had a strong personal interest in gaining such support, but the board needed to decide whether it was in the Company's best interest to provide it. That presented a conflict, and under best corporate practices-indeed under normal corporate governance standards-the non-inside directors would have been delegated to consider and decide the issue. Instead, of course, the full board met with Mr. Solomon present, and his direct reports explained to the board why he was essential to the Company's future. The directors then approved apparently pre-drafted resolutions with almost no discussion.

     Such corporate governance is indeed a problem, but it could easily have been improved. The non-affiliated directors should have been asked to make the decision, and independent counsel should have been hired by those directors to advise them. Management still could have made its presentation, but at that point should have been recused to allow the independent directors to discuss and decide the matter with legal guidance from their counsel. The outcome might have been the same-but the governance would have been far better and the stockholders would be able to have more confidence in the outcome.

     That example points to the underlying issue, which is that conflicts of interest do not just arise in potentially competitive situations, but in many dealings with senior management as well. That is an inevitable part of corporate life, but even adequate corporate governance-much less best practices-allows such situations to be navigated with little problem. What is needed are directors and legal advisors who understand and are committed to proper

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corporate governance. When directors do not have such a commitment, or when a corporation is tightly controlled by managers who are resistant to proper governance, then problems certainly can happen. The case books are full of such examples. There are many more examples, though, of corporations that successfully deal with potential and actual conflicts of interest like those that Forest asserts here, and which do so with professionalism and very little fuss and bother.

     In conclusion, we see no reason to believe that the potential conflicts of interest asserted by Forest in its proxy solicitation materials cannot be dealt with by the methods used by thousands of other public and private corporations.

                                           Very truly yours,


                                           /s/ Stephen E. Jenkins for
                                           ----------------------
                                           Ashby & Geddes

                                  [LETTERHEAD]
                              ARNOLD & PORTER LLP

                                                       WILLIAM J. BAER
                                                       William.Baer@aporter.com
                                                       +1 202.942.5936
                                                       +1 202.942.5999 Fax
                                                       555 Twelfth Street, NW
                                                       Washington, DC 20004-1206

                                 August 7, 2011

VIA E-MAIL
----------
Icahn Capital LP
767 Fifth Avenue
New York, New York 10153

                 Proposed Board Members for Forest Laboratories

To Whom it May Concern:

     You have asked for our views regarding an issue that has been raised with respect to the eligibility of two individuals - Dr. Alexander J. Denner and Dr. Richard Mulligan - to serve as board members for Forest Laboratories, Inc. ("Forest"). Specifically, both Dr. Denner and Dr. Mulligan currently sit as board members for Biogen Idec ("Biogen"), and Dr. Denner is also a board member for Amylin Pharmaceuticals ("Amylin"). Forest contends that there is current or likely future competition between Biogen and/or Amylin and Forest that would preclude these individuals' simultaneous service on the boards of both Forest and Biogen and/or Amylin. Based on the facts that you have provided to us, we believe that Forest's contention is without merit. Because Forest is not a current competitor of either Biogen or Amylin, we do not believe that either Dr. Mulligan or Dr. Denner would be disqualified from serving as a board member for Forest under applicable U.S. antitrust law, including Section 8 of the Clayton Act. Any speculative issue of future competition is easily addressed through appropriate corporate conflict of interest policies.

     BACKGROUND
     ----------
     For purposes of the conclusions in this letter, we understand from our discussions with you and our review of available information:

     - Forest does not currently market any products that compete with products currently marketed by either Biogen or Amylin.

     - There are no competitive sales between Forest on the one hand and either Amylin or Biogen on the other.

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     - Forest has no late stage pipeline drugs that are anticipated to compete with Amylin or Biogen products.

     - Although Forest has a Phase I diabetes drug that could at some future point several years from now potentially compete with an Amylin diabetes drug, it is not clear that - even if approved - it would actually compete with the Amylin drug. Moreover, there are already many other competitors for the Amylin diabetes drug on the market.

     ANALYSIS
     --------
     Forest appears to contend that the conflict issue with Drs. Denner and Mulligan involves the potential for future competition between Forest, on the one hand, and Biogen and/or Amylin on the other. Based on the facts provided, future competition between these companies is extremely speculative at best.
Though Forest has raised the spectre of potential future competition for business development opportunities, Forest has not identified any specific history of such competition nor any concrete suggestion of such competition in the future. As noted above, the only potential future competition that might conceivably arise relates to a Phase I diabetes drug that is in development at Forest. If approved at some distant future point, this drug could potentially compete with an existing Amylin diabetes drug. It is our understanding, however, that there are "many" competitors to the Amylin diabetes drug already on the market.

     The U.S. antitrust laws expressly address the concern Forest raises regarding directors serving simultaneously on multiple boards. Section 8 of the Clayton Act forbids interlocking directorates between two corporations, but only as to those that are currently "competitors" -- where "the elimination of competition by agreement between them would constitute a violation of any of the antitrust laws." 15 U.S.C. 19(a)(a)(1)(B). The purpose of Section 8 is to "nip in the bud incipient violations of the antitrust laws by removing the opportunity or temptation to such violations through interlocking directorates." United States v. Sears, Roebuck & Co., 111 F. Supp. 614, 616 (S.D.N.Y. 1953). However, the statute applies only in situations in which there currently exist competitive sales between the corporations in question. Even where there is some present day competition, the statute provides an exception for competition that does not exceed certain specified levels. For example, the ban on interlocking directorates does not apply in cases where the competitive sales of either corporation are less than $2.7 million. Id. at 19(a)(2). Section 8 similarly

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does not apply where the competitive sales of either corporation are less than 2% of that corporation's total sales, or where the competitive sales of both corporations are less than 4% of total sales. Id.

     Our understanding is that Forest does not sell any products that are in competition with products sold by either Amylin or Biogen. If Forest does not have any competitive sales with Amylin or Biogen, then Section 8 of the Clayton Act does not prohibit interlocking directorates between Forest and either Amylin or Biogen. Even if Amylin and Biogen could be viewed as "potential" competitors of Forest (e.g., based on products under development that might theoretically be sold in competition in the future), the statutory exception described above (for de minimis competitive sales) still applies.

Accordingly, we do not believe that the relevant legal precedent would support an argument by Forest that the theoretical potential for future sales from a Phase I pipeline drug could trigger the application of Section 8 to an overlap in board membership between the companies at the present time. Based on the existing precedent, Section 8 does not apply where there is no current competition between the corporations at issue. See Paramount Pictures Corp. v. Baldwin-Montrose Chemical Co., 1966 U.S. Dist. LEXIS 10596, *26 (S.D.N.Y. Jan. 24, 1966) ("Section 8 has no application to corporations which are not or have not been competitors, but may be competitors in the future.").(1)

Finally, Forest also appears to be concerned with the potential for information-sharing that could arise where the same board member sits on the
_________________________
(1) See also In the Matter of TRW, Inc., et al., 93 F.T.C. 325, 379 (1979) ("If [complaint counsel] mean that any competitive relationship may be reached by the statute - whether horizontal, vertical or potential - it seems fairly well settled that Section 8 applies only to firms which are horizontal competitors."). In an opinion generally affirming the FTC's decision in TRW, the Ninth Circuit declined to address the issue. TRW, Inc.
     v. FTC, 647 F.2d 942 (9th Cir. 1981) (expressing "no opinion about whether section 8 encompasses inter-locking directorates between corporations that are merely potential competitors."). In a 2009 speech, Commission J. Thomas Rosch of the Federal Trade Commission clearly explained that the Act does not cover "interlocks between potential competitors." Terra Incognita:
     Vertical and Conglomerate merger and Interlocking Directorate Law Enforcement in the United States at 18 (Sept. 11, 2009). While Commissioner Rosch and the Federal Trade Commission have, on occasion, raised the theory that Section 5 of the FTC Act could be used to reach interlocking directorates that are not otherwise prohibited by Section 8, no court has adopted that view.

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boards of Company A and Company B, where Company A is in the early stages of development for a product that could eventually compete with a Company B product. This kind of speculative potential conflict, however exists for board members at many corporations. Our understanding is that Delaware corporate counsel has advised you that any potential conflicts or concerns of this nature can be addressed by the implementation of standard conflicts and recusal policies. We agree that an appropriate conflicts and recusal policy similarly could ameliorate any information-sharing concerns that might theoretically arise from interlocking board members here.

                                                Sincerely,


                                                /s/ William J. Baer
                                                -------------------
                                                William J. Baer